Exhibit 3.4


       EXECUTIVE ADMINISTRATION, SALES AND MARKETING CONSULTING AGREEMENT

          THIS EXECUTIVE SALES AND MARKETING CONSULTANT AGREEMENT (this "Agreement") is between Joey DiFrancesco (the "Consultant") and Clubhouse Videos, Inc. (the "Company"). Each of the Consultant and the Company are also referred to in this agreement as the "Parties."

          WHEREAS, the Company intends to develop a market for the Company's products and services offered from time to time by the Company (the "Products and Services") for potential customers of the Products and Services; and

          WHEREAS, the Consultant is an executive and marketing professional who will assist the Company with its day to day operations and marketing objectives; and

          WHEREAS, the Company desires to utilize the services of the Consultant to promote and develop a market for the Company's Products and Services; and

          NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties hereby agree as follows:

     8. Scope of Services. The Company hereby retains the Consultant to assist the Company as a Consultant to the CEO of the Company on an as needed 24/7 basis for general administrative guidance, mergers, acquisitions, meetings, conventions, and travel and to initiate new contracts, contacts and increase sales of the Company's products, merchandise and services with distributors, licensing of companies, productions facilities, attorneys, fund raising organizations and all other opportunities and assignments given to him by the Company's Chief Executive Officer.

     9. Term. This Agreement shall become effective as of the date set forth on the signature page of this Agreement, and shall continue for a period of three (3) years with two (2) one year options under the same terms and conditions (the "Term"). Notwithstanding the foregoing, the Company or the Consultant shall be entitled to terminate this Agreement for "cause" or "non-performance" upon 180 days' written notice, which written notice shall be effective upon mailing by first class mail accompanied by facsimile transmission to the Consultant at the address and telecopier number last provided by the Consultant to the Company, or to the Company at the address and telecopier number last provided by the Company to the Consultant. "Cause" shall be determined solely as to the violation of any law, rule or regulation of any regulatory agency, and other neglect, act or omission detrimental to the conduct of Company or the Consultant's business, material breach of this Agreement or any unauthorized disclosure of any of the secrets or confidential information of Company, or that of the Consultant and dishonesty related to independent contractor status.

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     10.  Compensation: Grant of Stock Option. In consideration for the services to be provided by the Consultant to the Company under the terms of this Agreement, the Company agrees to grant to the Consultant upon the execution of this Agreement:

          a) Year One, Two, Three: A Draw of $750,000.00 in cash or S-8 stock @ 50% discount of the 10 day average closing bid price for administrative guidance services and a non-qualified stock option (the "Option") to purchase up to an additional $750,000 worth of shares (the "Shares") of the Company's common stock (the "Common Stock") independent of action(s), or through a vesting formula to be exercisable at the prices and on the terms set forth below against 15% Gross Commission of any potential sales or marketing services that generates funds for the Company, or sells Merchandise, licensing and Products sold by the Company from any deal approved by the Company that was initiated, arranged and closed on by Joey DiFrancesco during the term of this Agreement.

               $750,000 options of Common Stock @ a 50% discount from the closing "bid" price for the ten (10) trading days immediately preceding the date of exercise of the option.

          b) Year Four: Same terms and conditions as year one.

          c) Year Five: Same terms and conditions as year one.

               Exercise Price per Share: 50% of the average of the closing "bid" price for the ten (10) trading days immediately preceding the date of exercise of the option.

     11.  Expiration of Options: Any options that remain unexercised after Three
          (3) years as of the termination of this Agreement or the expiration of all option years shall automatically and immediately expire and no longer be of any force or effect.

          Detailed terms of the Option shall be set forth in the form of Non-Qualified Stock Option Agreement between the Company and the Consultant, substantially in the form attached as Exhibit A to this Agreement. The Company agrees to register the Shares promptly after signing of this Agreement for resale under Securities Act of 1933, as amended, pursuant to a registration statement filed with Securities and Exchange Commission on From S-8 (or, if Form S-8 is not then available, such other form of registration statement available), pursuant to the terms of such registration set forth in the Non-Qualified Stock Option Agreement.

     12. Confidentiality. The Consultant covenants that all information concerning the Company, including proprietary information, which it obtains as a result of the services rendered pursuant to this Agreement shall be kept confidential and shall not be used by the Consultant except for the direct benefit of the Company nor shall the confidential information be disclosed by the Consultant to any third party without the prior written approval of the Company, provided, however, that the Consultant shall not be obligated to treat as confidential, or return to the Company copies of any confidential information that (i) was publicly known at the time of disclosure to Consultant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by the Consultant, or (iii) is lawfully disclosed to the Consultant by a third party that the arbitrator will determine among other things any damages resulting from the breach of confidentiality portion of this Agreement.

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     13.  Independent Contractor. The Consultant and the Company hereby acknowledge that the Consultant is an independent contractor. The Consultant agrees not to hold himself out as, nor shall he take any action from which others might reasonably infer that the Consultant is a partner, or a joint venturer with the Company. In addition, the Consultant shall take no action, which, to the knowledge of the Consultant, binds, or purports to bind, the Company to any contract or agreement.

     14.  Miscellaneous.

          a) Entire Agreement. This Agreement contains the entire agreement between the Parties, and may not be waived, amended, modified or supplemented except by agreement in writing signed by the Party against whom enforcement of any waiver, amendment, modification or supplement is sought. Waiver of, or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

          b) Governing Law. This Agreement shall be construed under the internal laws of Orange County, FL. And the Parties agree that the exclusive jurisdiction for any arbitration arising from this Agreement shall be in Orange County, FL. Pending arbitration shall not be appealable by any party.

          c) Successors and Assigns. This Agreement shall be binding upon the Parties, their successors and assigns, provided, however, that the Consultant shall not permit any other person or entity to assume these obligations hereunder without the prior written approval of the Company, which approval shall not be unreasonably withheld and written notice of the Company's position shall be given within ten (10) days after approval has been requested.

          d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which when taken together shall constitute one agreement.

          e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were excluded and shall be enforceable in accordance with its terms.



                            (Signature Page Follows)

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     IN WITNESS WHEREOF, the Parties hereto have executed or caused this
Agreement to be Executed as of the date set forth below.



Date:                                       CONSULTANT:
     -------------------

                                            -----------------------------------
                                            Joey DiFrancesco

                                            Address for Notices:

                                            2221 Springs Landing Blvd.
                                            Longwood, FL 32779


                                            COMPANY:

                                            ClubHouse Videos, Inc.


                                            By:
                                               --------------------------------
                                                   David D. Mouery, CEO

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